UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |X| Form 10-K  |_| Form 20-F  |_|Form 11-K
             |_| Form 10-Q  |_| Form N-SAR

             For Period Ended:  December 31, 1999
             [  ] Transition  Report on  Form  10-K
             [  ] Transition  Report  on  Form  20-F
             [  ] Transition  Report  on Form 11-K
             [  ] Transition  Report on Form 10-Q
             [  ] Transition Report on Form N-SAR
             For the Transition Period Ended:


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Base Ten Systems, Inc.
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 Full Name of Registrant


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 Former Name if Applicable

One Electronics Drive
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 Address of Principal Executive Office (Street and Number)

Trenton, New Jersey  08619
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 City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|        (a)       The reasons described in reasonable detail in Part III of
                     this form could not be eliminated without unreasonable effort or expense;

|X|        (b)       The  subject   annual  report,   semi-annual   report,
                     transition  report on Form 10-K,  Form  20-F,  11-K or Form
                     N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
                     or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                     and

| |        (c)       The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.



Additional time is required in order for the Company and its accountants to resolve an accounting issue. Just prior to the filing deadline for Form 10-K, the Company determined that it intends to implement a strategic shift in the focus of its business to boost its overall presence in the FDA-regulated industries and to set the stage for a web-based strategy. The Company believes that the significance of this action requires discussion in the Company's Annual Report on Form 10-K. This development has prevented the Company from filing its Form 10-K in a timely manner without unreasonable effort and expense to the Company. The Company is issuing a press release announcing its intention to implement a strategic shift in the focus of its business.


PART IV - NARRATIVE

(1) Name and telephone number of person to contact in regard to this notification

  William F. Hackett               (609) 586-7010
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            (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

           |X|Yes          |_|  No

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(3)        Is  it  anticipated  that  any  significant   change  in  results  of
           operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
           |_|Yes        |X|No

           If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                             Base Ten Systems, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                   STEPHEN A. CLOUGHLEY
                By:___________________________________________________________
                   STEPHEN A. CLOUGHLEY, President and Chief Executive Officer

Date:  March 30, 2000

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.